EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

     Telscape USA, Inc.
     Texas

     Telereunion, Inc.
     Delaware

     Vextro de Mexico S.A. de C.V.
     Mexico City, Mexico

     Integracion de Redes, S.A. de C.V.
     Mexico City, Mexico

     M.S.N. Communications, Inc.
     California